PIMCO COMMERCIAL MORTGAGE SECURITIES TRUST, INC.

Unanimous Written Consent of Directors


	The Undersigned, being all of the directors of PIMCO Commercial Mortgage Securities
Trust, Inc., a Maryland corporation (the "Company"), acting pursuant to Article III, Section 8 of the Company's Bylaws, hereby consent to the taking of the following action and the adoption of the following resolution without a meeting, such action and resolution to have the same force and effect as though duly taken and adopted at a meeting of the Board of Directors (the "Board")of the Company duly called and legally held:

WHEREAS, Article II, Section 2 of the Company's Bylaws provides for an annual shareholder meeting for the election of directors and the transaction of such other business as may properly come before the meeting, such meeting to be held at such time and place as the Board shall select between March 1.5'and April
15*; and

WHEREAS, the Board, having considered all pertinent factors, has determined that the
Company's Bylaws shall be amended to allow for an annual shareholder meeting for the election of directors-and the transaction of such other business as may properly come before the meeting to be held at such time and place as the Board shall select between
March 1" and March 3 1 St, such change to be effective only for the Year 2000; therefore, it is hereby

RESOLVED, that Article II, Section 2 of the Company's Bylaws be, and hereby is, amended and restated to read as follows:

		An annual meeting of stockholders for the election of Directors and transaction of such other buqiness as may properly come before the meeting shall be held at such time and place within the
United States as the Board of Directors shall select between March
		15*and April lS*, except that for the Year 2000, such annual meeting of stockholders shall be held at such time and place within
		the United States as the Board of Directors shall select between March 1 St and March 3 1 st.

		This consent may be executed in multiple counterparts, which together shall constitute a single document.








	132094.1.03